Exhibit 9

April 29, 2014

American Fidelity Dual Strategy Fund, Inc.
2000 N. Classen Boulevard
Oklahoma City, OK  73106

Re:  American Fidelity Separate Account A –
Post-Effective Amendment No. 62 and 63 to
Form N-4 Registration Statement
(Nos. 2-30771 and 811-01764)

Ladies and Gentlemen:

You have requested our opinion in connection with the filing with the Securities and Exchange Commission of Post-Effective Amendment No. 62 and 63 to the above-referenced Registration Statement on Form N-4 for the AFPR1ME GROWTH® Variable Annuity contract (the “Contract”) to be issued by American Fidelity Assurance Company (“AFA”) and its separate account, American Fidelity Separate Account A.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

Based on the foregoing, we are of the opinion that:

1. American Fidelity Separate Account A is a separate account as the term is defined in Section 2(a)(37) of the Investment Company Act of 1940 (the “Act”), and is currently registered with the Securities and Exchange Commission pursuant to Section 8(a) of the Act.

2. Upon acceptance of purchase payments made by a contract owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, the  Contract and the interests therein, will have been legally issued, and will represent binding obligations of AFA, provided that the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally.

You may use this opinion letter as an exhibit to the Registration Statement.  We consent to the reference to our firm under the caption “Legal Opinion” contained in the Statement of Additional Information which forms a part of the above-referenced Registration Statement.

       Very truly yours,

       McAFEE & TAFT A PROFESSIONAL CORPORATION